OFFICER’S CERTIFICATE

This is to certify that the premium for the Investment Company Blanket Bond issued by AIG Specialty Insurance Company to Mutual of America Variable Insurance Portfolios, Inc. was paid for the period January 24, 2020 through January 24, 2021.

Dated: May 15, 2020

/s/ Maria Brophy
Maria Brophy